Exhibit 23.7

Consent of Independent Petroleum Engineers

As independent petroleum engineers, we hereby consent to the references to our firm, in the context in which they appear, and to the references to, and the inclusion of, our reserve report and oil, natural gas and NGL reserves estimates and forecasts of economics as of December 31, 2022, included in or made part of this Registration Statement on Form S-8 of EQT Corporation (including any amendments thereto), which appears in the Current Report on Form 8-K of EQT Corporation filed with the Securities and Exchange Commission on May 3, 2023.

CAWLEY, GILLESPIE & ASSOCIATES, INC.
Texas Registered Engineering Firm

/s/ W. Todd Brooker, P.E.
W. Todd Brooker, P.E.
President

Austin, Texas

July 22, 2024